SUBADVISORY AGREEMENT

            This SUBADVISORY AGREEMENT is dated as of May 1, 2010 by and between SUNAMERICA ASSET MANAGEMENT CORP., a Delaware corporation
 (the Adviser), and COLUMBIA MANAGEMENT INVESTMENT ADVISERS, LLC, a Minnesota limited liability company (the Subadviser).

	WITNESSETH:

      WHEREAS, the Adviser and SunAmerica Series Trust, a Massachusetts business trust (the Trust), have entered into an Investment Advisory and Management Agreement dated as of January 1, 1999, as amended from time to time (the Advisory Agreement), pursuant to which the Adviser has agreed to provide investment management, advisory and administrative services to the Trust, and pursuant to which the Adviser may delegate one or more of its duties to a Subadviser; and

      WHEREAS, the Trust is registered under the Investment Company Act of 1940, as amended (the Act), as an open end management investment company and may issue shares of beneficial interest, no par value per share, in separately designated portfolios representing separate funds with their own investment objectives, policies and purposes; and

      WHEREAS, the Subadviser is engaged in the business of rendering investment advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and

      WHEREAS, the Adviser desires to retain the Subadviser to furnish investment advisory services to the investment portfolio(s) of the Trust listed on Schedule A attached hereto (the Portfolio(s)), and the Subadviser is willing to furnish such services;

      NOW, THEREFORE, it is hereby agreed between the parties hereto as follows:


      1.	Duties of the Subadviser.  The Adviser hereby engages
the services of the Subadviser in furtherance of its Investment Advisory and Management Agreement with the Trust. Pursuant to this Subadvisory Agreement and subject to the oversight and review of the Adviser, the
 Subadviser will manage the investment and reinvestment of the assets of each Portfolio. The Subadviser will determine, in its discretion and subject to the oversight and review of the Adviser, the securities and other investments to be purchased or sold, will provide the Adviser with records concerning its activities which the Adviser or the Trust is required to maintain, and will render regular reports to the Adviser and to officers and Trustees of the Trust concerning its discharge of the foregoing responsibilities as may be reasonably requested from time to time.  The Subadviser shall discharge the foregoing responsibilities subject to the control of the officers and the Trustees of the Trust and in compliance with such policies as the Trustees of the Trust may from time to time establish, and in compliance with (a) the objectives, policies, restrictions and limitations for the Portfolio(s) as set forth in the Trust's current prospectus and statement of additional information; and (b) applicable laws and regulations.

            The Subadviser represents and warrants to the Adviser that, in performing its responsibilities hereunder, each Portfolio will at all times be operated and managed (a) in compliance with all applicable federal and state laws, including securities, commodities and banking laws, governing its operations and investments; (b) so as not to jeopardize either the treatment of the variable annuity contracts which offer the Portfolio(s) (the Contracts) as annuity contracts for purposes of the Internal Revenue Code of 1986, as amended (the Code), or the eligibility of the Contracts to qualify for sale to the public in any state where they may otherwise be sold; and (c) to minimize any taxes and/or penalties payable by the Trust or the Portfolio(s). Without limiting the foregoing, the Subadviser represents and warrants that it will manage each Portfolio in compliance with (a) the applicable provisions of Subchapter M, chapter 1 of the Code (Subchapter M) for each Portfolio to be treated as a regulated investment company under Subchapter M; (b) the diversification requirements specified in the Internal Revenue Service's regulations under Section 817(h) of the Code; (c) the provisions of the Act and rules adopted thereunder; (d) applicable state insurance laws as communicated by Adviser to Subadviser in writing; (e) the objectives, policies, restrictions and limitations for the Portfolio(s) as set forth in the Trust's current prospectus and statement of additional information as most recently provided by the Adviser to the Subadviser; and (f) the polices and procedures as adopted by the Trustees of the Trust as most recently provided by the Adviser to the Subadviser. The Subadviser shall furnish information to the
Adviser, as requested, for purposes of compliance with the distribution requirements necessary to avoid payment of any excise tax pursuant to
 Section 4982 of the Code.

            The Subadviser further represents and warrants that to the extent that any statements or omissions made in any Registration Statement for the Contracts or shares of the Trust, or any amendment or supplement thereto, are made in reliance upon and in conformity with information furnished by the Subadviser expressly for use therein, such Registration Statement and any amendments or supplements thereto will, when they become effective, conform in all material respects to the requirements of the Securities Act of 1933 and the rules and regulations of the Commission thereunder (the 1933 Act) and the Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

            The Subadviser agrees: (a) to maintain a level of errors and omissions or professional liability insurance coverage that, at all times during the course of this Agreement, is appropriate given the nature of its business, and (b) from time to time and upon reasonable request, to supply evidence of such coverage to the Adviser.

            The Subadviser accepts such employment and agrees, at its own expense, to render the services set forth herein and to provide the office space, furnishings, equipment and personnel required by it to perform such services on the terms and for the compensation provided in this Agreement.

            Adviser acknowledges that Subadviser shall have no responsibility to vote proxies with respect to companies whose securities are held in that portion of the Portfolio(s) allocated to it by Adviser.
  Subadviser shall not be responsible for pursuing rights, including class action settlements, relating to the purchase, sale, or holding of securities by the Portfolio(s); provided, however, that Subadviser shall provide notice to Adviser of any such potential claim of which it becomes aware and reasonably cooperate with Adviser in any possible proceeding.

            In rendering the services required under this Agreement, Subadviser may, consistent with applicable law and regulations, from time to time, employ, delegate, or associate with itself such affiliated or unaffiliated person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement; provided, however, that in each such instance Subadviser shall provide prior written notice to Adviser. Subadviser represents that any party to whom it delegates authority with respect to the services to be provided under this
Agreement shall be bound by a duty of confidentiality to the Subadviser that is no less restrictive than the duties required of the Subadviser under this Agreement. The power to delegate duties under this Agreement shall not relieve the Subadviser of any liability for such delegate's acts, that if done by the Subadviser, would result in liability to the Subadviser.

            Subadviser does not warrant that the portion of the assets of the Portfolio(s) managed by Subadviser will achieve any particular rate of return or that its performance will match that of any benchmark index or other standard or objective.

            Adviser has delivered or will deliver to Subadviser current copies of the Trust's Prospectus and Statement of Additional Information,
 and all applicable supplements thereof, and will promptly deliver to Subadviser all future amendments and supplements, if any.

            Adviser will provide Subadviser access to a list of the affiliates of Adviser or the Portfolio(s) to which investment restrictions apply, which list will specifically identify (a) all companies in which the Portfolio(s) may not invest, together with ticker symbols and/or
CUSIP numbers for all such companies, and (b) any affiliated brokers and any restrictions that apply to the use of those brokers by the Portfolio(s). Adviser will notify Subadviser any time a change to such list is made.

            The Subadviser also represents and warrants that in furnishing services hereunder, the Subadviser will not consult with any other subadviser of the Portfolios or other series of the Trust, to the extent any other subadvisers are engaged by the Adviser, or any other subadvisers to other investments companies that are under common control with the Trust, concerning transactions of the Portfolios in securities or other assets, other than for purposes of complying with the conditions of paragraphs (a) and (b) of rule 12d31 under the Act.

      2.	Portfolio Transactions.  (a) The Subadviser is responsible
 for decisions to buy or sell securities and other investments for the assets of each Portfolio, brokerdealers and futures commission merchants'
 selection, and negotiation of brokerage commission and futures commission merchants rates; provided, however, that such orders shall be consistent with Subadviser's brokerage policy; conform with federal securities laws; and be consistent with seeking best execution. Subject to such policies as the Trustees may determine and, consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended (the 1934 Act), the
Subadviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of the Subadviser's having caused a Portfolio to pay a member of an exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of an exchange, broker or dealer would have charged for effecting that transaction, if the Subadviser determines in good faith that the execution was appropriate or the amount of commission was reasonable in relation to the value of the brokerage and/or research services provided by such member of an exchange, broker or dealer viewed in terms of either that particular transaction or the Subadviser's overall responsibilities with respect to such Portfolio and to other clients as to which the Subadviser exercises investment discretion. In accordance with Section 11(a) of the 1934 Act and Rule 11a2 2(T)
thereunder, and subject to any other applicable laws and regulations including Section 17(e) of the Act and Rule 17e1 thereunder, the Subadviser may engage its affiliates, the Adviser and its affiliates or any other subadviser to the Trust and its respective affiliates, as broker dealers or futures commission merchants to effect portfolio transactions in securities and other investments for a Portfolio. The
 Subadviser will promptly communicate to the Adviser and to the officers and the Trustees of the Trust such information relating to portfolio transactions as they may reasonably request. To the extent consistent with applicable law, the Subadviser may aggregate purchase or sell orders for the Portfolio with contemporaneous purchase or sell orders of other clients of the Subadviser or its affiliated persons. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser determines to be equitable and consistent with its and its affiliates' fiduciary obligations to the Portfolio and to such other clients. The Adviser hereby acknowledges that such aggregation of orders may not result in more favorable pricing or lower brokerage commissions in all instances.

      (b) Notwithstanding Section 2(a) above, for such purposes as obtaining investment research products and services, covering fees and expenses, the Adviser may direct the Subadviser to effect a specific percentage of a Portfolio's transactions in securities and other investments to certain broker dealers and futures commission merchants. In designating the use of a particular brokerdealer or futures commission merchant, the Adviser and Subadviser acknowledge:

(1) All brokerage transactions are subject to best execution. As such, Subadviser will use its best efforts to direct non-risk commission transactions to a particular brokerdealer or futures commission merchant designated by the Adviser provided that the Subadviser obtains best execution;

(2) Such direction may result in the Subadviser paying a higher commission, depending upon the Subadviser's arrangements with the particular brokerdealer or futures commission merchant, or such other factors as market conditions, share values, capabilities of the particular broker dealer or futures commission merchant, etc.;

(3) If the Subadviser directs payments of an excessive amount of commissions, the executions may not be accomplished as rapidly.
In addition, the Subadviser may forfeit the possible advantage derived from the aggregation of multiple orders as a single bunched transaction where Subadviser would, in some instances, be in a better position to negotiate commissions; and

(4) Subadviser does not make commitments to allocate fixed or definite amounts of commissions to brokers. As such the Subadviser may be unable to fulfill the Adviser's request for direction due to the reasons stated above.

      3.	Compensation of the Subadviser.  The Subadviser shall
not be entitled to receive any payment from the Trust and shall look solely and exclusively to the Adviser for payment of all fees for the services rendered, facilities furnished and expenses paid by it hereunder.
  As full compensation for the Subadviser under this Agreement, the Adviser agrees to pay to the Subadviser a fee at the annual rates set forth in Schedule A hereto with respect to the assets managed by the Subadviser for each Portfolio listed thereon. Such fee shall be accrued daily and paid monthly as soon as practicable after the end of each month (i.e., the applicable annual fee rate divided by 365 applied to each prior days' net assets in order to calculate the daily accrual).
  For purposes of calculating the Subadviser's fee, the average daily net asset value of a Portfolio shall mean the average daily net assets for which the Subadviser actually provides advisory services, and shall be determined by taking an average of all determinations of such net asset value during the month. If the Subadviser shall provide its services under this Agreement for less than the whole of any month, the foregoing compensation shall be prorated.

      4.	Reports.  The Adviser and the Subadviser agree to furnish
 to each other, if applicable, current prospectuses, statements of additional information, proxy statements, reports of shareholders, certified copies of their financial statements, and such other information with regard to their affairs and that of the Trust as each may reasonably request.

      5.	Status of the Subadviser.  The services of the Subadviser
 to the Adviser and the Trust are not to be deemed exclusive, and the Subadviser shall be free to render similar services to others so long as its services to the Trust are not impaired thereby. The Subadviser shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

      6.	Certain Records.  The Subadviser hereby undertakes and
agrees to maintain, in the form and for the period required by Rule 31a2 under the Act, all records relating to the investments of the Portfolio(s) that are required to be maintained by the Trust pursuant to the requirements of Rule 31a 1 of that Act. Any records required to be maintained and preserved pursuant to the provisions of Rule 31a1 and Rule 31a 2 promulgated under the Act which are prepared or maintained by the Subadviser on behalf of the Trust are the property of the Trust and will be surrendered promptly to the Trust or the Adviser on request.

            The Subadviser agrees that all accounts, books and other records maintained and preserved by it as required hereby shall be subject at any time, and from time to time, to such reasonable periodic, special and other examinations by the Securities and Exchange

Commission, the Trust's auditors, the Trust or any representative of the Trust, the Adviser, or any governmental agency or other instrumentality having regulatory authority over the Trust.

      7.	Reference to the Subadviser.  Neither the Trust nor
the Adviser or any affiliate or agent thereof shall make reference to or use the name of the Subadviser or any of its affiliates in any advertising or promotional materials without the prior approval of the Subadviser, which approval shall not be unreasonably withheld.

      8.	Liability of the Subadviser.  (a) In the absence of
willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties (disabling conduct) hereunder on the part of the Subadviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser), the Subadviser shall not be subject to liability to the Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) for any act or omission in the course of, or connected with, rendering services hereunder, including without limitation, any error of judgment or mistake of law or for any loss suffered by any of them in connection with the matters to which this Agreement relates, except to the extent specified in Section 36(b) of the Act concerning loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services. Except for such disabling conduct, the Adviser shall indemnify the Subadviser (and its officers, directors, partners, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Subadviser) from any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) arising from Subadviser's rendering of services under this Agreement.

            (b)	The Subadviser agrees to indemnify and hold harmless the
 Adviser (and its officers, directors/trustees, agents, employees, controlling persons, shareholders and any other person or entity affiliated with the Adviser) against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Adviser and/or the Trust and their affiliates or such directors/trustees, officers or controlling persons become subject under the 1933 Act, under other statutes, at common law or otherwise, arising out of or resulting from any disabling conduct on the part of the Subadviser, including but not limited to any material failure by the Subadviser to comply with the provisions and representations and warranties set forth in Section 1 of this
 Agreement which arises out of or results from Subadviser's disabling conduct; provided, however, that in no case is the Subadviser's indemnity in favor of any person deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of willful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligations and duties under this Agreement.


      9.	Term of the Agreement.  This Agreement shall continue in
full force and effect with respect to each Portfolio until two years from the date hereof, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval, and
 (ii) by the Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Portfolio voting separately from any other series of the Trust.

            With respect to each Portfolio, this Agreement may be terminated at any time, without payment of a penalty by the Portfolio or the Trust, by vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the Act)
 of the Portfolio, voting separately from any other series of the Trust , or by the Adviser, on not less than 30 nor more than 60 days' written notice to the Subadviser. With respect to each Portfolio, this Agreement may be terminated by the Subadviser at any time, without the payment of any penalty, on 90 days' written notice to the Adviser and the Trust. The termination of this Agreement with respect to any Portfolio or the addition of any Portfolio to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Portfolio subject hereto. This Agreement shall automatically terminate in the event of its assignment (as defined by the Act). This Agreement will also terminate in the event that the Advisory Agreement by and between the Trust and the Adviser is terminated. Notwithstanding the foregoing, in the event the Securities and Exchange Commission issues an order conditionally or unconditionally exempting such assignment from the provisions of Section 15(a) of the Act, this Agreement shall continue in full force and effect, subject to any terms or conditions of such order.

      10.	Severability.  If any provision of this Agreement shall
 be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

      11.	Amendments.  This Agreement may be amended by mutual
consent in writing, but the consent of the Trust must be obtained in conformity with the requirements of the Act.

      12.	Governing Law.  This Agreement shall be construed in
 accordance with the laws of the State of New York and the applicable provisions of the Act. To the extent the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Act, the latter shall control.

      13.	Personal Liability.  The Declaration of the Trust
establishing the Trust (the Declaration), is on file in the office of the Secretary of the Commonwealth of Massachusetts, and, in accordance with that Declaration, no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for satisfaction of any obligation or claim or otherwise in connection with the affairs of the Trust, but the Trust Property, as defined in the Declaration, only shall be liable.

      14.	Separate Series.  Pursuant to the provisions of the
 Declaration, each Portfolio is a separate series of the Trust, and all debts, liabilities, obligations and expenses of a particular Portfolio shall be enforceable only against the assets of that Portfolio and not against the assets of any other Portfolio or of the Trust as a whole.

      15.	Confidentiality. The Subadviser will not disclose or
use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the
Portfolios, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Subadviser shall disclose such non-public information only if the Adviser or the Board of Trustees has authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Subadviser or has been disclosed, directly or indirectly, by the Adviser or the Trust to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required or requested by applicable federal or state regulatory authorities, or to the extent such disclosure is reasonably required by auditors or attorneys of the Subadviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement. Notwithstanding the foregoing, the Subadviser may disclose the total return earned by the Portfolios and may include such total return in the calculation of composite performance information.

      16.	Notices.  All notices shall be in writing and deemed
 properly given when delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

      Subadviser:		Columbia Management  Investment
 Advisers, LLC
Paul Mikelson  Director of Administration
Asset Management Product Group

435 Ameriprise Financial Center  Minneapolis, Minnesota 55474
Office: 612.671.4452  Fax: 612.671.0618
paul.a.mikelson@ampf.com
riversource.com

      Adviser:	SunAmerica Asset Management Corp.
Harborside Financial Center
3200 Plaza 5
Jersey City, NJ  07311
Attention:	Gregory N. Bressler
Senior Vice President and
General Counsel

      with a copy to:	SunAmerica Retirement Markets
1 SunAmerica Center
Century City
Los Angeles, CA 90067-6022
Attention:	Mallary L. Reznik
Senior Vice President and
General Counsel



      IN WITNESS WHEREOF, the parties have caused their respective duly authorized officers to execute this Agreement as of the date first above written.


                              SUNAMERICA ASSET MANAGEMENT CORP.



By:	 s PETER A. HARBECK
Name:	Peter A. Harbeck
Title:		President and Chief Executive Officer


                              COLUMBIA MANAGEMENT INVESTMENTS
                              ADVISERS, LLC



                              By:  s AMY K. JOHNSON
      Name:	Amy K. Johnson
      Title:		Senior Vice President


SCHEDULE A

Portfolio(s)Annual Fee
(as a percentage of the average daily net assets the Subadviser manages in the portfolio)Technology Portfolio 0.500% on the first $150 million
0.450% on the next $100 million
0.425% over $250 million
 2
P:\PUBLIC\PRODLAW\Securities Compliance\SunAmerica Series Trust\ Agreements\Subadviser Agreements\RiverSource\Columbia Subadvisory
 Agreement (Final)2.doc